Exhibit 10.3

Certain identified information
marked with “[***]” has been
omitted from this document
because it is both (i) not material
and (ii) the type that the registrant
treats as private or confidential.

Promissory Note
THE RIGHTS REPRESENTED BY THIS NOTE AND THE SECURITIES INTO WHICH THE DEBT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ARE BEING ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION OF THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR UNLESS SUCH REGISTRATION STATEMENT IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
PROMISSORY NOTE
Dated: October 17, 2023
FOR VALUE RECEIVED, Mondee Holdings, Inc. (f/k/a ITHAX Acquisition Corp.), a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of Tuesday Investor LLC or its successors and permitted assigns (the “Holder”) the Put Price plus the Accrued Dividends and accrued and unpaid dividends since the most recent Dividend Payment Date for the number of shares of Series A Preferred Stock to which this Note relates, in each case as of the date of delivery of the Promissory Note Election Notice (the “Principal”), together with Interest thereon, which may be waived by the Holder at its sole discretion, from the date of this Promissory Note (this “Note”) until all unpaid Principal and accrued and unpaid Interest thereon and other amounts payable under this Note have been paid in full under this Note. Interest shall accrue on all outstanding Principal at the Interest Rate on a daily basis from the date of delivery of the Promissory Note Election Notice (“Interest”) until all outstanding Principal and accrued and unpaid Interest thereon under this Note are paid in full (all outstanding Principal, accrued and unpaid Interest thereon payable under this Note from time to time are collectively referred to herein as the “Debt”). Interest shall be calculated on the basis of a 365-day year.
This Note is referenced in, and has been issued as of the date hereof pursuant to, that certain Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-1, Series A-2 and Series A-3 Preferred Stock dated as of October 17, 2023 (“Certificate of Designation”). This Note becomes effective upon the Holder delivering the Promissory Note Election Notice pursuant to Section 6(e)(iii) of the Certificate of Designation. Each capitalized term used herein and not otherwise defined herein has the meaning ascribed to such term in the Certificate of Designation.
1.Payment.
(a)Payment on Maturity; Interest Payments. All outstanding Principal and Interest and other amounts payable under this Note shall be due and payable immediately on demand (the date of such demand being the “Maturity Date”). Interest shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an “Interest Payment

Date”) by no later than 5:00 p.m., New York City time, on each such Interest Payment Date, with the first payment of Interest due and payable on the first such date to occur following the effective date of this Note; provided, however, that if any Interest Payment Date would otherwise occur on a day that is not a Business Day, such Interest Payment Date shall instead be on the immediately succeeding Business Day. For the avoidance of doubt, in no event shall interest accrue at an Interest Rate greater than (i) 20% per annum or (ii) the maximum rate of interest allowed by applicable law. Interest and other amounts payable pursuant to this Note shall accrue whether or not there are funds legally available for the payment thereof, whether the Company has any earnings or net profits, and whether or not the payment or accrual of Interest or such other amounts is restricted by the terms of any of the Company’s indebtedness outstanding at any time.
(b)Payment Procedure. Payments of Principal, Interest and all other amounts due pursuant to this Note shall be made by wire transfer of immediately available funds to an account designated by the Holder.
(c)Interest Rate Adjustment. If the Company has not paid and does not repay the Debt to the Holder, on or before the date that is one (1) Business Day following (i) the Maturity Date, or (ii) if applicable, an Event of Default beyond the applicable cure periods, if any, provided therefor, interest on the aggregate outstanding Principal and accrued and unpaid Interest shall, subject to the maximum rate of interest allowed by applicable law, accrue in arrears at a rate equal to the Interest Rate, compounded monthly, with such rate increasing by 0.5% per month.
2.Rank. The Debt shall be deemed to rank (a) senior to all classes of Common Stock, Preferred Stock, and to all other classes and series of Capital Stock of the Company established after the Original Issue Date (collectively, the “Securities”), (b) pari passu with (i) all unsecured indebtedness and liabilities of the Company outstanding on the date this Note becomes effective or incurred thereafter and (ii) other promissory note(s) issued pursuant to the Certificate of Designation and (c) junior to all secured indebtedness or liabilities of the Company to the extent of collateral securing such indebtedness or liabilities.
3.Negative Covenants. So long as any amount of Debt remains unpaid under this Note, the Company may not, either directly or indirectly by amendment, merger, consolidation or otherwise, do, take, or cause to be taken, or enter into any contract or arrangement to do, take, or cause to be taken, any of the following actions, without the prior written consent of the Majority Holders, and any such act, contract or arrangement entered into without such consent shall be null and void ab initio, and of no force or effect:
(a)any amendment, alteration, waiver or repeal of any provision of the Certificate (including the Certificate of Designation), Bylaws or any other governing document of the Company (by merger, consolidation, division or reorganization of the Company, or otherwise) in a manner that adversely affects the rights, preferences or privileges of this Note, unless such amendment, alteration or repeal is effectuated at the time of consummation of a transaction, the proceeds of which are to be applied substantially contemporaneously to the repayment in full in cash of all the amounts payable under this Note in accordance with the terms hereof such that this Note shall be fully repaid in connection therewith, and the effectiveness of such amendment, alteration or repeal occurs substantially contemporaneously with such repayment;
(b)any liquidation, dissolution or winding up of the Company, its Subsidiaries, or the Company’s or any Subsidiary’s business and affairs (other than a liquidation, dissolution or winding up of a direct or indirect wholly-owned Subsidiary of the Company in connection with a bona fide corporate reorganization that does not adversely affects the priority, seniority, rights, preferences or privileges of this Note);
(c)any creation, authorization or issuance (by reclassification or otherwise) of additional shares of Series A Preferred Stock, any Parity Stock, any Junior Stock (other than Common Stock), or any Senior Stock or any securities or rights convertible or exchangeable into, or exercisable for the foregoing; provided the Company shall be permitted to issue such Parity Stock, Junior Stock and/or Senior Stock to the extent the proceeds thereof are to be applied substantially contemporaneously to the repayment in full in cash of this Note in accordance with the terms hereof and provided that this Note shall be repurchased in connection therewith;
(d)any declaration or payment of any dividends or distributions to holders of Senior Stock, Parity Stock or Junior Stock (other than dividends or distributions payable solely in Junior Stock) or any redemption, repayment, defeasance, or repurchase of any Senior Stock, Parity Stock or Junior Stock (other than (A) from employees, officers, directors, or consultants in connection with termination of services to the Company or its Subsidiaries or (B) otherwise pursuant to an equity-based benefit plan of the Company in connection with customary cashless exercise or fractional share repurchase features);
(e)any acquisition of stock, assets, or the business of any Person in one transaction or series of related transactions for consideration in excess of $50 million;
(f)any disposition of any assets outside of the ordinary course of business (whether by merger, consolidation or otherwise) in one transaction or series of related transactions with a value in excess of $25 million, except to the extent the proceeds thereof are to be applied substantially contemporaneously to the repayment in full in cash of all amounts payable under this Note in accordance with the terms hereof and provided that this Note shall be repaid in connection therewith;
(g)adoption or approval of any material amendment to any equity-based benefit plan that provides for the issuance of securities other than Common Stock or options to acquire Common Stock;
(h)the Company or its Subsidiaries, directly or indirectly, entering into or conducting any transaction or series of related transactions (including entering into any contract, agreement or other arrangement or the purchase, sale, lease or exchange of any property or the rendering of any service) with an Excluded Holder;
(i)any sale, conveyance or transfer of all or substantially all of the property and/or assets of the Company and its Subsidiaries, taken as a whole, or any merger, consolidation, statutory exchange, share transaction or any other business combination transaction of the

Company or its Subsidiaries into or with any other “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) as a result of which such person or group shall become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company unless the proceeds thereof are to be applied substantially contemporaneously to the repayment in full in cash of all amounts payable under this Note in accordance with the terms hereof and provided that this Note shall be repaid in connection therewith (for the avoidance of doubt, other than any internal reorganization among the Company and its Subsidiaries, so long as the Company is the surviving entity in any merger, consolidation, statutory exchange or other business combination transaction involving the Company);
(j)the Company and its Subsidiaries incurring, or suffering to exist, Indebtedness other than amounts outstanding as of the Original Issue Date under the Financing Agreement plus up to $15 million revolving facility permitted to be incurred under and pursuant to the terms of the Financing Agreement, and any Refinancing Indebtedness of the foregoing, in each case exclusive of any capitalized or pay-in kind interest; provided that, in connection with any acquisition of any Person that is not an Affiliate, the immediately foregoing prohibitions shall not apply to any Indebtedness of a Target that is outstanding at the closing of the Acquisition so long as such Indebtedness (A) is non-recourse to the Company and its Subsidiaries (other than the Target) and (B) was not incurred in connection with or in contemplation of the Acquisition (for purposes of the foregoing, “non-recourse to the Company and its Subsidiaries” shall mean that, with respect to such Indebtedness of the Target, (1) neither the Company nor any of its Subsidiaries (other than the Target) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; (2) no default under the Target’s Indebtedness would permit upon notice, lapse of time or both any holder of Pre-Acquisition Indebtedness to declare a default on the Pre-Acquisition Indebtedness or cause the payment of the Pre-Acquisition Indebtedness to be accelerated or payable prior to its stated maturity; and (3) as to which the governing documentation provides that the lenders will not have any recourse to the stock or assets of the Company or any of its Subsidiaries (other than the Target)); ); provided, further, that the foregoing prohibitions in this Section 3(j) shall not apply to the incurrence of any Indebtedness of the Company or its Subsidiaries so long as the proceeds thereof are to be applied substantially contemporaneously to the repayment in full in cash of all amounts payable under this Note in accordance with the terms hereof and provided that this Note shall be repaid in connection therewith;
(k)the appointment or removal without cause of the chief executive officer of the Company, chief technology officer of the Company, or any director designated by the Series A-2 and A-3 Majority Holders pursuant to the Certificate of Designation;
(l)increase the size of the Board of Directors of the Company to more than eight (8) directors;
(m)use the proceeds from the issuance of the Series A-3 Preferred Stock for any purpose other than general corporate purposes; provided that, at least $10 million of such proceeds shall have been promptly (from the date of the issuance of the Series A-3 Preferred Stock) applied by the Company, in the Company’s commercially reasonable discretion, to repurchase its outstanding Common Stock; provided, further, that (x) no more than $3 million of such proceeds may be used for such purchases of Common Stock in privately negotiated transactions or in the form of block trades, and (y) the seller in any such privately negotiated transaction or block trade may not be an Affiliate of the Company; or
(n)any agreement or commitment to do or take any action described in this Section 3.
4.Events of Default. The following events are referred to herein as “Events of Default”:
(a)The Company fails to make any payment called for by this Note and such failure shall continue unremedied for a period of three (3) Business Days;
(b)the Company’s breach of any covenant under this Note, unless such failure shall be cured to the reasonable satisfaction of the Holder within three (3) Business Days after the notice thereof by the Holder to the Company;
(c)this Note shall cease for any reason (other than termination thereof in accordance with its terms) to be enforceable in accordance with its terms or in full force and effect;
(d)the entry of one or more judgments or decrees against the Company or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $10,000,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;
(e)the occurrence of a Change of Control;
(f)an involuntary petition being filed against the Company under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law (unless such petition is dismissed or discharged within 60 days), or a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) being appointed to take possession, custody or control of any property of the Company; or
(g)the Company (a) files a petition seeking relief under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, or (b) consents to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any property of Company.
5.Remedies.
(a)Event of Default. Upon the occurrence and during the continuance of an Event of Default beyond the applicable cure periods, if any, provided therefor, the entire Debt then outstanding will at once become due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the Holder may proceed to enforce payment of such balance or part thereof employing all remedies available to it in law or equity until the Debt is satisfied in full.
(b)All Remedies Available. The Holder may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Note or in any instrument or assignment delivered to the Holder pursuant to this Note, or in aid of the exercise of any power granted in this Note or any such instrument or assignment.
(c)No Waiver of Remedies. For the avoidance of doubt, the occurrence of an Event of Default does not preclude the Holder from exercising its right to require payment pursuant to provisions of Section 1(a) in the form of setting the Maturity Date by demand. The Holder’s failure to exercise any remedy available to the Holder will not constitute a waiver of the right to exercise the same in the event of any subsequent default.
6.Definitions. As used herein, terms not otherwise defined in this Note shall have the following meanings:
“Company” has the meaning set forth in the Preamble of this Note.
“Debt” has the meaning set forth in the Preamble of this Note.
“Dollar” and “$” mean lawful money of the United States of America from time to time.
“Event of Default” has the meaning set forth in Section 4 of this Note.
“Holder” has the meaning set forth in the Preamble of this Note.
“Interest” has the meaning set forth in the Preamble of this Note.
“Interest Payment Date” has the meaning set forth in Section 1(a) of this Note.
“Interest Rate” means the Dividend Rate unless otherwise waived or lessened at the sole discretion of the Holder.
“Majority Holders” means the holders of a majority of the aggregate principal amount outstanding under this Note and any other comparable notes issued under the Certificate of Designation.
“Principal” has the meaning set forth in the Preamble of this Note.
“Securities” has the meaning set forth in Section 2 of this Note.
For all purposes relevant to this Note: the terms defined in the singular have a comparable meaning when used in the plural and vice versa; whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation;”

and all references to number of shares, amounts per share, prices, and the like shall be subject to appropriate proportional adjustment for stock splits, stock combinations, stock dividends and similar events.
7.Notices. All notices and other communications given or made under this Note shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth below, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section :
If to the Company, to:

Mondee Holdings, Inc.
10800 Pecan Park Blvd.
Suite 315
Austin, Texas 78750
Attention: Jesus Portillo (jportillo@mondee.com)

with a copy to (which shall not constitute notice):

ReedSmith LLP
2850 N. Harwood Street | Suite 1500
Dallas, TX 75201
Attn: Lynwood E. Reinhardt, Esq. (lreinhardt@reedsmith.com)

If to the Holder, to:

Tuesday Investor LLC
        c/o Davidson Kempner Capital Management LP
        520 Madison Avenue, 30th Floor
        New York, NY 10022
Attn: Travis Troyer, Gregory Feldman, Patrick Gilmartin (ttroyer@dkp.com; gfeldman@dkp.com; pgilmartin@dkp.com)

with a copy to (which shall not constitute notice):

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn: Robb Tretter; Sam Badawi (robb.tretter@ropesgray.com; sam.badawi@ropesgray.com)

8.Amendments and Waivers. This Note may not be modified, amended, waived, extended, changed, discharged, or terminated orally or by any act or failure to act, but only by an instrument in writing signed by the Company and the Holder.
9.Transfer of Note; Successors and Assigns. Prior to the delivery of the Promissory Note Election Notice, the Holder may assign or otherwise transfer from time to time in compliance with applicable securities laws, without the consent of the Company, all or any portion of this Note with the corresponding proportionate amount of shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock held by such Holder to any Person (other than a Prohibited Transferee), and the Note shall be in an amount equal to the transferee’s post-transfer, pro rata shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock in proportion to the shares of Series A-2 Preferred Stock and Series A-3 Preferred Stock held by all holders thereof. Following delivery of the Promissory Note Election Notice, this Note may be assigned or otherwise transferred by the Holder from time to time in compliance with applicable securities laws without the consent of the Company. In the event the Holder assigns or otherwise transfers all or any part of this Note, the Company shall, upon the request of the Holder issue new Notes to effectuate such assignment or transfer. In the event of any such assignment or transfer pursuant to this Section 9, the obligations of the Company hereunder shall inure to the benefit of all such assigns and successors. The Company may not assign or delegate its obligations hereunder without the prior written consent of the Holder, and any purported assignment without such consent shall be void and of no effect. This Note applies to, inures to the benefit of, and binds the successors of the parties hereto.
10.Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.
(a)Governing Law. This Note shall be governed by the laws of the State of Delaware without giving effect, to the extent permitted by applicable law, to any conflict of law principles that would result in the application of any other law.
(b)Consent to Jurisdiction. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
(c)WAIVER OF JURY TRIAL. EACH PARTY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY

AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
11.Waiver, No Impairment.
(a)To the extent that such waiver is not prohibited by any Requirement of Law and cannot be waived, the Company hereby expressly waives: (i) all presentments, demands for performance, notices of nonperformance (except to the extent required by this Note), protests, notices of protest and notices of dishonor; (ii) any requirement of diligence or promptness on the part of the Holder in the enforcement of its rights under this Note; (iii) any and all notices of every kind and description which may be required to be given by any Requirement of Law; and (iv) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Note or with respect to the Debt.
(b)The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will, at all times, in good faith, assist in carrying out of all the provisions of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.
12.No Waiver by Holder. No delay or omission by the Holder in exercising any right under this Note shall operate as a waiver of that or any other right. A waiver or consent given by the Holder on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
13.Expenses. In connection with the occurrence of an Event of Default, the Company shall pay all costs and expenses of every kind incurred in connection with any proceedings to collect any liabilities evidenced by this Note, including reasonable attorneys’ fees.
14.Lost or Stolen Note. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of the original Note, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date.
15.Severability. The invalidity or unenforceability of any provisions of this Note in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Note in such jurisdiction or the validity, legality or enforceability of this Note, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the

Company and the Holder hereunder shall be enforceable to the fullest extent permitted by Requirements of Law. Upon such determination that any provision is invalid, illegal or incapable of being enforced, the Company and the Holder will negotiate in good faith to modify this Note so as to effect the original intent of the Company and the Holder as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
16.Section Headings. The section headings contained in this Note are solely for the purpose of reference, are not part of the agreement of the Company and the Holder and shall not in any way affect the meaning or interpretation of this Note. All references in this Note to Sections are to sections of this Note, unless otherwise indicated.
17.Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first written above.
COMPANY

MONDEE HOLDINGS, INC.

By: /s/ Prasad Gundumogula
Name: Prasad Gundumogula
Title: Chief Executive Officer

ACCEPTED AND AGREED:
HOLDER

TUESDAY INVESTOR LLC

By: Madave Management LLC, its manager

By: [***]________________________________
Name:
Title:

[Signature Page to Promissory Note]